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                                    MAS FUNDS

                           DEFERRED COMPENSATION PLAN

                            FOR INDEPENDENT TRUSTEES


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                                                                       Page

                                TABLE OF CONTENTS


PREAMBLE...............................................................  1

SECTION 1         DEFINITIONS OF TERMS AND CONSTRUCTION................  1

         1.1      Definitions..........................................  1
         1.2      Plurals and Gender...................................  3
         1.3      Headings.............................................  3

SECTION 2         PERIOD DURING WHICH DEFERRALS ARE PERMITTED..........  3

         2.1      Commencement of Voluntary Deferrals..................  3
         2.2      Termination of Deferrals.............................  3

SECTION 3         DEFERRALS............................................  3

         3.1      Mandatory Deferral...................................  3
         3.2      Voluntary Deferral Elections.........................  3
         3.3      Valuation of Deferral Account........................  4
         3.4      Return on Deferral Account Balance...................  4

SECTION 4         DISTRIBUTIONS FROM DEFERRAL ACCOUNT..................  5

         4.1      Eligible Trustee's Election..........................  5
         4.2      Acceleration of Distribution.........................  5
         4.3      Death Prior to Complete Distribution of
                      Deferral Account.................................  6
         4.4      Hardship and Unforeseeable Emergency.................  6
         4.5      Change in Control....................................  6
         4.6      Designation of Beneficiary...........................  6

SECTION 5         AMENDMENTS AND TERMINATION...........................  7

         5.1      Amendments...........................................  7
         5.2      Termination..........................................  7



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                                                                       Page

SECTION 6         MISCELLANEOUS........................................  7

         6.1      Rights of Creditors..................................  7
         6.2      Agents...............................................  7
         6.3      Liability and Indemnification........................  7
         6.4      Incapacity...........................................  8
         6.5      Governing Law........................................  8
         6.6      Non-guarantee of Trusteeship.........................  8
         6.7      Counsel..............................................  8
         6.8      Interests Not Transferable...........................  8
         6.9      Entire Agreement.....................................  8
         6.10     Interpretation of Plan...............................  8
         6.11     Successors and Assigns...............................  8
         6.12     Severability.........................................  9



                                       ii

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                                    MAS FUNDS

                           DEFERRED COMPENSATION PLAN

                            FOR INDEPENDENT TRUSTEES


                                    PREAMBLE

                  MAS Funds (the "Fund"), a registered open-end investment company having its principal offices at One Tower Bridge, West Conshohocken, Pennsylvania 19428 hereby establishes this MAS Funds Deferred Compensation Plan for Independent Trustees (the "Plan"). The purpose of the Plan is to allow each independent Trustee to defer payment of his of her retainer and Fees to a later date. This Plan reflects the policy of the Fund that each Trustee defers a minimum of twenty-five percent (25%) of his retainer and Fees received annually from the Fund. To that end, the following Plan requires that each Eligible Trustee defer his entire retainer, which, for purposes of this Plan, shall be deemed a deferral of twenty-five percent (25%) of the Trustee's retainer and Fees received from the Fund for the year. The Plan also permits the Eligible Trustee to defer all, or a portion, of the Fees he receives for attending meetings of the Board of Trustees throughout the year. The Fund intends that the Plan shall be maintained at all times on an unfunded basis for federal income tax purposes under the Code. The Plan is not covered by the Employee Retirement Income Security Act of 1974, as amended. It shall be effective as of
______________________.


SECTION 1         DEFINITIONS OF TERMS AND CONSTRUCTION

         1.1 Definitions. The following terms as used in this Plan shall have the following meanings:

                  (a) "Administrator" shall mean the President of the Fund.

                  (b) "Beneficiary" shall mean such person or persons designated pursuant to Section 4.3 hereof to receive benefits after the death of an Eligible Trustee.

                  (c) "Board of Trustees" shall mean the Board of Trustees of the Fund.

                  (d) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

                  (e) "Compensation" shall mean the retainer and Fees paid by the Fund to an Eligible Trustee for a Deferral Year prior to reduction for Deferrals made under this Plan.


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                  (f) "Deferral" shall mean the amount or amounts of an Eligible
Trustee's Compensation deferred under the provisions of Section 3 of this Plan.

                  (g) "Deferral Account" shall mean the account maintained to reflect an Eligible Trustee's Deferrals made pursuant to Section 3 hereof and any other credits or debits thereto.

                  (h) "Deferral Election" shall mean the Eligible Trustee's annual election to defer his Fees under Plan Section 3.2(a).

                  (i) "Deferral Year" shall mean each calendar year or the period beginning on the effective date of the Plan and ending on December 31 of the calendar year which contains the effective date during which an Eligible Trustee makes, or is entitled to make, Deferrals under Section 3 hereof.

                  (j) "Eligible Trustee" shall mean a member of the Board of Trustees who is not an "interested person" of the Fund, as such term is defined under Section 2(a)(19) of the Investment Company Act of 1940, as amended.

                  (k) "Fees" shall mean payments made to an Eligible Trustee from the Fund for attending meetings of the Board held during the Deferral Year. This definition of Fees does not include any retainer received by the Eligible Trustee from the Fund.

                  (l) "Hardship and Unforeseeable Emergency" shall mean a severe financial hardship to an Eligible Trustee resulting from a sudden and unexpected illness or accident of the Eligible Trustee or a dependent (within the meaning of Section 152(a) of the Code), of the Eligible Trustee, loss of the Eligible Trustee's property due to casualty, or other similar extraordinary and unforeseeable circumstances, arising from events beyond the Eligible Trustee's control. Whether circumstances constitute a Hardship and Unforeseeable Emergency depends on the facts of each case, as determined by the Fund, but in any case does not include a hardship that may be relieved:

                           (i) through reimbursement or compensation by insurance or otherwise;

                           (ii) by liquidation of the Eligible Trustee's assets to the extent that liquidation itself would not cause such a severe financial hardship; or

                           (iii)    by ceasing to defer receipt of any
                                    compensation not yet earned.

The need to send an Eligible Trustee's child to college and the desire to purchase a home shall not constitute a Hardship and Unforeseeable Emergency.

                  (m) "Separation from Service" shall mean the date on which an Eligible Trustee ceases to be a member of the Board of Trustees.


                                        2

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                  (n) "Valuation Date" shall mean the last business day of each calendar year and any other day upon which the Fund makes a valuation of the Deferral Account.

         1.2 Plurals and Gender. Where appearing in this Plan the singular shall include the plural and the masculine shall include the feminine, and vice versa, unless the context clearly indicates a different meaning.

         1.3 Headings. The headings and subheadings in this Plan are inserted for the convenience of reference only and are to be ignored in any construction of the provisions hereof.


SECTION 2         PERIOD DURING WHICH DEFERRALS ARE PERMITTED

         2.1 Commencement of Voluntary Deferrals. An Eligible Trustee may elect, on a form provided by, and submitted to, the Administrator, to commence voluntary Deferrals under Section 3.2(a) hereof for the period beginning on the date such form is submitted to the Administrator.

         2.2 Termination of Deferrals. An Eligible Trustee shall not be eligible for Deferrals after the earlier of the following dates:

                  (a)      His Separation from Service; or

                  (b)      The effective date of the termination of this Plan.


SECTION 3         DEFERRALS

         3.1 Mandatory Deferral. Notwithstanding any provision herein to the contrary, the Fund shall defer the Eligible Trustee's entire retainer.

         3.2      Voluntary Deferral Elections.

                  (a) Prior to the effective date of this Plan or the day the Eligible Trustee first becomes eligible under this Plan and, for subsequent Deferral Years, prior to the first day of the Deferral Year, an Eligible Trustee may elect to defer the receipt of all or a portion of his Fees. Such election shall be made on the form described in Section 2.1 hereof and shall set forth the amount of such deferral (in whole percentage amounts). Such election shall continue in effect for all subsequent Deferral Years unless it is cancelled or modified as provided below.

                  (b) Deferrals described in Section 3.2(a) above shall be withheld, based upon the percentage amount elected, from each payment of Fees which the Eligible Trustee would otherwise have been entitled but for his election in Section 3.2(a).


                                        3

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                  (c) The Eligible Trustee may cancel or modify the amount of his deferral elected under Section 3.2(a) on a prospective basis by submitting to the Administrator a revised Deferral election form. Such change will be effective as of the first day of the Deferral Year following the date such revision is submitted to the Administrator.

                  (d) The Eligible Trustee's Deferral Account shall be a bookkeeping entry only, and the Fund shall not be required to fund the Deferral Account.

         3.3      Valuation of Deferral Account.

                  (a) The Fund shall establish a bookkeeping Deferral Account to which will be credited an amount equal to the Eligible Trustee's Deferrals under this Plan. Deferrals shall be allocated to the Deferral Account on the first business day following the date such Deferrals are withheld from the Eligible Trustee's Compensation. The Deferral Account shall be debited to reflect any distributions from such Account. Such debits shall be allocated to the Deferral Account as of the date such distributions are made.

                  (b) As of each Valuation Date, income, gain and loss equivalents (determined as if the Deferral Account is invested in the manner set forth under Section 3.4, below) attributable to the period following the next preceding Valuation Date shall be credited to and/or deducted from the Eligible Trustee's Deferral Account.

         3.4      Return on Deferral Account Balance.

                    (a) (i) For purposes of measuring the investment return on an Eligible Trustee's Deferrals, the Eligible Trustee's Deferral Account shall be treated as though an equivalent dollar amount had been invested and reinvested in one or more of the Fund's portfolios. The Portfolios used as a basis for determining the investment return shall be designated by the Eligible Trustee on a form provided by the Administrator. The Eligible Trustee's Deferrals shall be credited with a return (positive or negative) equal to the rate of return on shares of the portfolio, or portfolios, selected, assuming reinvestment of dividends and distributions from the Fund.

                            (ii) The Eligible Trustee shall make a designation of one or more portfolios on a form provided by the Administrator which shall remain effective until another valid direction has been made by the Eligible Trustee as herein provided. The Eligible Trustee may amend his designation of investment return as of the end of any calendar quarter by giving written direction to the Administrator at least 30 days prior to the end of such quarter. A timely change to an Eligible Trustee's designation of investment return shall become effective on the first day of the calendar quarter following receipt by the Administrator.

                                        4

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                            (iii) The Administrator in his sole discretion shall
                            designate which portfolios will be available for initial designation by the Eligible Trustee and may change or add to the investment alternatives which may be designated by the Eligible Trustees under this Section 3.4(a).

                  (b) Except as provided below, the Eligible Trustee's Deferral Account shall receive a return in accordance with his investment designations, provided such designations conform to the provisions of this Section. If

                            (i) the Eligible Trustee does not furnish the Administrator with a written designation,

                            (ii) the written designation from the Eligible Trustee is unclear, or

                           (iii) less than all of the Eligible Trustee's Deferral Account is covered by such written designation,

then the Eligible Trustee's Deferral Account shall receive no return until such time as the Eligible Trustee shall provide the Administrator with instructions.

         The Fund shall provide a statement to the Eligible Trustee quarterly showing such information as is appropriate, including the aggregate amount in the Deferral Account, as of a reasonably current date.


SECTION 4         DISTRIBUTIONS FROM DEFERRAL ACCOUNT

         4.1 Eligible Trustee's Election. An Eligible Trustee shall elect at the time of his Deferral Election to have the amount of Deferrals for the Deferral Year, plus applicable investment return, deferred for any number of whole years, greater than two, specified by the Eligible Trustee in such Deferral Election; provided, however, that the distribution may in no event be deferred beyond the Eligible Trustee's Separation from Service. He shall also elect the form of distribution:

                  (a) Lump sum; or

                  (b) Equal annual installments over a period of five (5) years.

Such distributions shall commence within ninety (90) days subsequent to the Valuation Date of the last year of the deferral period elected by the Eligible Trustee above.

         4.2 Acceleration of Distribution. Notwithstanding the foregoing, in the event of the liquidation, dissolution or winding up of the Fund or the distribution of all or substantially all of the Fund's assets and property to its shareholders, or in the event of a merger or reorganization of the

                                        5

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Fund (unless prior to such merger or reorganization, the Board determines that the Plan shall survive the merger or reorganization), all unpaid amounts in the Deferral Accounts maintained by the Fund as of the effective date thereof shall be paid in a lump sum to the Eligible Trustees on the effective date of such liquidation, dissolution, winding up, distribution, merger, or reorganization. For purposes of this Section 4.2, the Valuation Date will be the effective date of the liquidation, dissolution, winding up, distribution, merger, or reorganization.

         4.3 Death Prior to Complete Distribution of Deferral Account. Upon the death of the Eligible Trustee prior to the commencement of the distribution of the amounts credited to his Deferral Account, the balance of such Account shall be distributed to his Beneficiary in a lump sum as soon as practicable after the Eligible Trustee's death. In the event of the death of the Eligible Trustee after the commencement of such distribution, but prior to the complete distribution of his Deferral Account, the balance of the amounts credited to his Deferral Account shall be distributed to his Beneficiary over the remaining period during which such amounts were distributable to the Eligible Trustee under Section 4.1 hereof. Notwithstanding the above, the Board of Trustees, in its sole discretion, may accelerate the distribution of the Deferral Account.

         4.4 Hardship and Unforeseeable Emergency. An Eligible Trustee may request at any time a withdrawal of part or all of the amount then credited to his Deferral Account on account of Hardship and Unforeseeable Emergency by submitting a written request to the Administrator accompanied by evidence that his financial condition constitutes a Hardship and Unforeseeable Emergency. The Administrator shall review the Eligible Trustee's request and determine the extent, if any, to which such request is justified. Any such withdrawal shall be limited to an amount reasonably necessary to meet the Hardship and Unforeseeable Emergency, but not more than the amount of benefit to which the Eligible Trustee would be entitled if his service as trustee were terminated. The Eligible Trustee must elect on a form provided by, and submitted to, the Administrator.

         4.5      Change in Control.

                  (a) Notwithstanding anything herein to the contrary, in the event of a "Change in Control" of the Fund's investment adviser, the Board may accelerate or extend the payment of all amounts credited to the Deferral Accounts of the Eligible Trustees.

                  (b) The term "Change in Control" shall mean a change in "control" as defined in section 2(a)(9) of the Investment Company Act of 1940.

         4.6 Designation of Beneficiary. For the purposes of Section 4.3 hereof, the Eligible Trustee's Beneficiary shall be the person or persons so designated by the Eligible Trustee in a written instrument submitted to the Administrator. In the event the Eligible Trustee fails to properly designate a Beneficiary or if his Beneficiary predeceases him, then his beneficiary shall be his surviving spouse or, if none, his estate.


                                        6

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SECTION 5         AMENDMENTS AND TERMINATION

         5.1 Amendments. The Fund reserves the right to amend, in whole or in part, and in any manner, any or all of the provisions of this Plan by action of its Board of Trustees, except that if any amendment adversely affects the accrued rights of an Eligible Trustee, such amendment shall not be effective without the consent of the Trustee.

         5.2 Termination. The Fund may terminate this Plan at any time by action of the Board and the Eligible Trustees' Deferral Accounts shall become payable as of the Valuation Date next following the effective date of the termination of this Plan.


SECTION 6         MISCELLANEOUS

         6.1      Rights of Creditors.

                  (a) This Plan is unfunded. Neither an Eligible Trustee nor any other persons shall have any interest in any specific asset or assets of the Fund by reason of any Deferral Account hereunder, nor any rights to receive distribution of his Deferral Account except and to the extent expressly provided hereunder. The Fund shall not be required to purchase, hold or dispose of any investments pursuant to this Plan; however, if in order to cover its obligations hereunder the Fund elects to purchase any investments, the same shall continue for all purposes to be a part of the general assets and property of the Fund, subject to the claims of its general creditors and no person other than the Fund shall by virtue of the provisions of this Plan have any interest in such assets other than an interest as a general creditor of the Fund.

                  (b) The rights of an Eligible Trustee and the Beneficiaries to the amounts held in the Deferral Account are unsecured and such amounts shall be subject to the claims of the creditors of the Fund. With respect to the payment of amounts held under the Deferral Account, the Eligible Trustee and his Beneficiaries have the status of unsecured creditors of the Fund. This Plan is executed on behalf of the Fund by an officer of the Fund as such and not individually. Any obligation of the Fund hereunder shall be an unsecured obligation of the Fund and not of any other person.

         6.2 Agents. The Fund may employ agents and provide for such clerical, legal, actuarial, accounting, advisory or other services as it deems necessary to perform its duties under this Plan. The Fund shall bear the cost of such services and all other expenses it incurs in connection with the administration of this Plan.

         6.3 Liability and Indemnification. Except for its own negligence, willful misconduct or willful breach of the terms of this Plan, the Fund shall be indemnified and held harmless by the Eligible Trustees against liability or losses occurring by reason of any act or omission of the Fund or any other person.


                                        7

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         6.4 Incapacity. If the Fund shall receive evidence satisfactory to it that an Eligible Trustee or any Beneficiary entitled to receive any benefit under the Plan is, at the time when such benefit becomes payable, a minor, or is physically or mentally incompetent to receive such benefit and to give a valid release therefor, and that another person or an institution is then maintaining or has custody of the Eligible Trustee or Beneficiary and that no guardian, committee or other representative of the estate of the Eligible Trustee or Beneficiary shall have been duly appointed, the Fund may make payment of such benefit otherwise payable to the Eligible Trustee or Beneficiary to such other person or institution, including a custodian under a Uniform Gifts to Minors Act, or corresponding legislation (who shall be an adult, a guardian of the minor or a trust company), and the release of such other person or institution shall be a valid and complete discharge for the payment of such benefit.

         6.5 Governing Law. This Plan is made and entered into in the Commonwealth of Pennsylvania and all matters concerning its validity, construction and administration shall be governed by the laws of the Commonwealth of Pennsylvania.

         6.6 Non-guarantee of Trusteeship. Nothing contained in this Plan shall be construed as a contract or guarantee of the right of an Eligible Trustee to be, or remain as, a trustee of the Fund or to receive any, or any particular rate of, Compensation.

         6.7 Counsel. The Fund may consult with legal counsel with respect to the meaning or construction of this Plan, its obligations or duties hereunder or with respect to any action or proceeding or any question of law, and it shall be fully protected with respect to any action taken or omitted by it in good faith pursuant to the advice of legal counsel.

         6.8 Interests Not Transferable. An Eligible Trustee's and Beneficiaries' interests in the Deferral Account may not be anticipated, sold, encumbered, pledged, mortgaged, charged, transferred, alienated, assigned nor become subject to execution, garnishment or attachment and any attempt to do so by any person shall be deemed null and void; the Fund shall not recognize the rights of any party under this Plan except those of the Eligible Trustee or his Beneficiary.

         6.9 Entire Agreement. This Plan contains the entire understanding between the Fund and the Eligible Trustees with respect to the payment of non-qualified deferred compensation by the Fund to the Eligible Trustees.

         6.10 Interpretation of Plan. Interpretations of, and determinations related to, this Plan made by the Fund in good faith, including any determinations of the amounts of the Deferral Account, shall be conclusive and binding upon all parties; and the Fund shall not incur any liability to an Eligible Trustee for any such interpretation or determination so made or for any other action taken by it in connection with this Plan in good faith.

         6.11 Successors and Assigns. This Plan shall be binding upon, and shall inure to the benefit of, the Fund and its successors and assigns and to the Eligible Trustees and their heirs, executors, administrators and personal representatives.

                                        8

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         6.12 Severability. In the event any one or more provisions of this Plan are held to be invalid or unenforceable, such illegality or unenforceability shall not affect the validity or enforceability of the other provisions hereof and such other provisions shall remain in full force and effect unaffected by such invalidity or unenforceability.


                  IN WITNESS WHEREOF, the Fund has caused this Plan to be executed by one of its duly authorized officers, this 30th, day of April, 1996.


                                    MAS FUNDS


                                By:    /s/ James D. Schmid
                                       ---------------------------------------

                                Name:  James D. Schmid
                                       ---------------------------------------

                                Title: President
                                       ---------------------------------------

/s/ Lorraine Truten
------------------------------------
             Witness

                                   AMENDMENT 1

                                     TO THE
                      MAS FUNDS DEFERRED COMPENSATION PLAN
                            FOR INDEPENDENT TRUSTEES


WHEREAS, the MAS Funds Deferred Compensation Plan for Independent Trustees (the "Plan") was established in 1996 to permit independent trustees to defer their fees; and

WHEREAS, Section 5.1 of the Plan provides the Board of Trustees (the "Board") with the right to amend the Plan; and

WHEREAS, the Board now desires to amend the Plan to allow for a certain improvement in the deferral of fees provided therein;

NOW, THEREFORE, BE IT RESOLVED that the Plan be and it is hereby amended effective as of the date of execution noted below:


         Section 3.2(a) shall be amended to read as follows:

                  (a) Prior to the date the Eligible Trustee first becomes eligible under this Plan and, for subsequent Deferral Years, prior to the first day of the Deferral Year, an Eligible Trustee may elect to defer the receipt of all or a portion of his Fees. The Eligible Trustee shall make separate deferral elections for fees received for attending regularly scheduled meetings of the Board of Trustees and fees received for attending special meetings of the Board of Trustees. Each such election shall be made on the form described in Section 2.1 hereof and shall set forth the amount of such deferral (in whole percentage amounts). Each such election shall continue in effect for all subsequent Deferral Years unless it is canceled or modified as provided below.


IN WITNESS WHEREOF, the Fund has caused this Amendment to be executed by one of its duly authorized officers this 22nd day of May, 1997.

                             MAS FUNDS

                                By: /s/ James D. Schmid
                                    ----------------------------------
                              Name: James D. Schmid
                                    ----------------------------------
                             Title: President
                                    ----------------------------------